Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-76006 and 333-76008) of our report dated March 31, 2009 relating to our audit of the consolidated financial statements of CTI Industries Corporation and Subsidiaries included in the 2008 annual report on Form 10-K.

/s/ Blackman Kallick, LLP

Chicago, Illinois
March 31, 2009